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                                                                     EXHIBIT 3.1

                                  2nd AMENDMENT
                                     TO THE
                           AMENDED & RESTATED BY-LAWS
                                       OF
                                   ONEIDA LTD.


         THIS 2nd AMENDMENT is made this 5th day of April 2005 by Oneida Ltd. (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company maintains the Amended and Restated Bylaws of Oneida Ltd. (the "Bylaws"); and

         WHEREAS, Article X of the Bylaws confers authority to amend the Bylaws on the Company's Board of Directors (the "Board"); and

         WHEREAS, the Board desires to amend the Bylaws to effect certain changes to Article I relating to the Annual Meeting of Shareholders and to
Article III relating the minimum required number of Board members;

         NOW, THEREFORE, the Bylaws are amended as follows:

1. Effective April 5, 2005, Article I, Meetings of Shareholders, Section 1.02, Annual Meeting, shall be revised to read as follows:

                  1.02 Annual Meeting. The annual meetings of shareholders shall be held the last Wednesday in May of each year at 2:00 o'clock in the afternoon or, if that day be a legal holiday, on the next succeeding day not a legal holiday at 2:00 o'clock in the afternoon, or such earlier or later date and/or time as may be determined by the Board of Directors, for the election of directors and the transaction of such other business as may properly come before the meeting.

2. Subject to stockholder approval at the Company's May 25, 2005 Annual Meeting of Stockholders, Article III, Directors, Section 3.01, Number, Qualification and Term of Office, shall be revised to read as follows:

                  3.01 Number, Qualification and Term of Office. The number of directors, each of whom shall be at least 21 years of age, shall not be less than 5 nor more than 15, the exact






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                  number to be determined from time to time by resolution
                  adopted by a majority of the entire Board of Directors, and such exact number shall be 14 until otherwise determined by resolution adopted by a majority of the entire Board of Directors. The directors shall be elected as provided by the By-Laws at the annual meeting of shareholders and shall hold office until their respective successors shall have been elected and qualified.


         IN WITNESS WHEREOF, the Board has caused this Amendment to be adopted this 5th day of April 2005.


         ONEIDA LTD.


By: /s/ PETER J. KALLET
    -------------------
         Chairman
Date:    April 5, 2005